Exhibit 99.1

Amplify Energy Announces Board Changes

HOUSTON, October 5, 2023 — Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) is pleased to announce the appointment of Vidisha Prasad to the Amplify Board of Directors (“Board”). Ms. Prasad joins the Board following a comprehensive process, conducted with the assistance of a nationally recognized board recruitment firm, to complement the Board’s existing credentials and qualifications. Ms. Prasad will serve as a member of the Audit Committee.

Ms. Prasad brings more than two decades of experience in energy investments, strategic and board advisory, corporate mergers, asset acquisitions and divestitures, capital markets and restructuring. Ms. Prasad is currently the Managing Partner of Adya Partners, a multi-strategy investment firm focused on private secondary investments and early-stage venture capital in the energy, energy transition and technology sectors. Prior to founding Adya Partners, Ms. Prasad was a founding member of Guggenheim Securities’ Energy Investment Banking practice and prior to that, Ms. Prasad held roles of increasing responsibility within Citi’s Global Energy Investment Banking Groups in Houston, London and New York. Ms. Prasad previously served on the Board of Centennial Resources (now Permian Resources) where she served on the Audit, Nominating, Governance and ESG Committees. She also serves on the Board of the Grammy award winning, Houston Chamber Choir, where she chairs the Development Committee. Ms. Prasad received a B.A. in Economics from the University of Rochester.

Chris Hamm, Amplify’s Chairman of the Board commented, “We are excited to welcome Vidisha to the Board. Vidisha’s appointment is the culmination of a comprehensive process which the Board committed to in conjunction with our 2023 Annual Meeting. Vidisha’s wealth of experience in the oil and gas industry, particularly in M&A, capital markets and finance, will be of significant value to Amplify and its shareholders, and we look forward to her immediate contribution at our next regularly scheduled board meeting in November.”

The Company has also announced that Randal T. Klein has decided not to seek reelection as a director at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Mr. Klein will continue to serve for the remainder of his term as a director until the 2024 Annual Meeting. Mr. Klein’s decision not to stand for reelection was not due to any disagreements with the Company or its Board or any matter relating to the Company’s financials, operations, policies or practices.

Mr. Hamm continued, “We would also like to extend our sincere appreciation to Randal for his efforts in helping to drive increased performance and value through active governance and as an advocate for our shareholders.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jim Frew – Senior Vice President and Chief Financial Officer
(832) 219-9044
jim.frew@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer
(832) 219-9051
michael.jordan@amplifyenergy.com